                                                               Exhibit 99.(c)(5)



                                     REPORT

                                       to

                     KING POWER INTERNATIONAL GROUP CO., LTD

                                (KING POWER LOGO)

                                    regarding



                         STAGE I - PRELIMINARY VALUATION
                                 OF THE COMPANY




                                   (CLSA LOGO)




                                  12 MARCH 2001

SCOPE

As requested by the management of King Power International Group Co., Ltd ("KPG") CLSA has carried out a preliminary valuation of the Company for the purpose of the proposed acquisition of the business of the Company ("the Proposed Transaction") based on industry comparables. In carrying out our preliminary review, we have reviewed the unaudited 31 December 2000 Management Accounts, and the Projected 2001 Profit & Loss Statement and Balance Sheet, provided to us by KPG. We have also reviewed other publicly available information, as well as made such enquiries of our counterparts in other CLSA offices in the region as we have deemed appropriate at this stage and given the time available. We have not verified any of such information at this stage.

VALUATION

For the purposes of Stage I, CLSA has been engaged to suggest a broad valuation range of KPG as a going concern. Should the Management & Board of Directors be of the opinion that the business buy-back is a viable option, CLSA will be engaged to provide a more detailed valuation of KPG (Stage II).

KPG is the largest Asian owned and managed duty free and tax operator in the world. The operations include duty free and tax free locations throughout Thailand, with operations located in Bangkok, Phuket, Hat Yai and Chiang Mai International and Domestic Airports.

Valuation of KPG can be done using the following methodologies:

o    price-to-earnings multiple
o    EBITDA multiple
o    EBIT multiple
o    enterprise value-to-EBITDA multiple to arrive an Enterprise Value
o    price-to-book multiple
o    discounted cash flow (DCF)
o    a hybrid of the above.

We believe that a DCF valuation would be the most appropriate valuation methodology to value KPG, using the other methodologies for comparative purposes. However, we note that for the stated purposes of this report, we have been advised to conduct a valuation based purely on multiples alone. Furthermore, we do not have sufficient information regarding future projections or assumptions to prepare a DCF valuation of KPG at this stage.

For the purposes of this preliminary review, and to arrive at an approximate preliminary valuation for KPG, we have reviewed the market valuations of companies in the following industry sectors:

o Companies operating within the Duty Free/Tax Free domain in Asia, Other Emerging Markets, USA, UK and Canada;
o    Global Retail Conglomerates; &
o    Emerging Market Retailers

Upon review of these companies, we note that there is no direct comparable to KPG because of differences such as size, scope of business undertaken and other factors, and as such there is a limit to the meaningfulness of any comparison. However, we have analysed the valuation multiples for selected companies in order to build a comparable range for the purpose of this preliminary valuation. We also note that we have made various broad assumptions in our analysis.

The following appendix identifies that KPG can be valued on the basis of:

o    historical financials; and
o    forecasted financials using an appropriate multiple.

Our analysis has resulted in a broad range equity valuation of KPG. We note for the purposes of this report that this rudimentary benchmarking exercise has lead to the following constraints:

o    lack of meaningful comparables
o    estimation of the price to earnings multiple
o    uncertainty of future operating projections.

As a result, we believe that the following valuation range is indicative of such constraints. We therefore would recommend that the DCF technique of valuing KPG would provide a more meaningful evaluation, for the following reasons:

o it recognises the time value of money as after tax free cash flow is discounted to present value
o    it recognises the impact of risk, growth and inflationary pressure
o    the model can be built on assumptions of future capacity.

CLSA would be delighted to meet with KPG to discuss our preliminary valuation contained in this report in more detail and to assist KPG further should it decide that it wishes to proceed to Stage II.

                                    APPENDIX


COMPARABLE COMPANIES

1. PT Sona Topas Tourism Industry Tbk - through its subsidiaries, the Company operates duty-free stores throughout Indonesia.
2. MISR Duty Free Shops Company. - operates duty free shops and has a monopoly on selling duty free in Egypt.
3. Bahrain Duty Free Complex - is the sole holder of an agreement with the Bahrain government to trade duty free.
4. Siam Makro Public Company. Ltd. - operates supermarkets and discount stores in Thailand.
5. Courts (Singapore) Ltd - retails electronic appliances and household furnishings in Singapore.


COMPARABLE HISTORICAL FINANCIALS & RATIOS



US$ million
------------------------------------------------------------------------------------------------------------------
                NET                                                             BOOK
               INCOME              EBITDA                  EBIT                 VALUE*               MARKET CAP
COMPANY       FY 2000    P/`NI x   FY2000    P/EBITDA x   FY2000    P/EBIT x   FY 2000     P/BV x   (5 MAR 2001)
------------------------------------------------------------------------------------------------------------------
Sona Topas      1.9       14.4        4.6        5.9        3.6        7.6       11.5        2.5         27.8
------------------------------------------------------------------------------------------------------------------
MISR            3.7        7.9        3.7        7.9        3.7        7.9       17.5        1.4         25.1
------------------------------------------------------------------------------------------------------------------
Bahrain DF      3.7        7.3        4.5        6.2        3.7        7.3       17.5        1.6         28.1
------------------------------------------------------------------------------------------------------------------
Siam Makro     23.2       14.7       49.6        6.9       34.3        8.9      186.6        1.8        342.0
------------------------------------------------------------------------------------------------------------------
Courts          8.6        6.1       13.2        3.9       11.8        4.3       87.4        0.6         51.0
------------------------------------------------------------------------------------------------------------------
US$ million
----------------------------------------
               ENTERPRISE
                VALUE**
COMPANY       (5 MAR 2001)  EV/EBITDA x
----------------------------------------
Sona Topas        21.5          4.7
----------------------------------------
MISR              15.5          4.1
----------------------------------------
Bahrain DF        18.3          4.2
----------------------------------------
Siam Makro       268.3          5.4
----------------------------------------
Courts            60.3          4.5
----------------------------------------

Source: Bloomberg

* Book Value is the value of a company's fully depreciated Net Assets.
** Enterprise Value is calculated as: [Market Capitalisation + Monetary Debt + Preference Stock] less Cash & Cash Equivalents

COMPARABLE HISTORICAL RATIO RANGES, AVERAGES AND MEDIANS

-------------------------------------------------------------------------
      RATIO                     RANGE*          MEAN**        MEDIAN***
-------------------------------------------------------------------------
Price/Net Income x            6.1 - 14.7         10.1            10.4
-------------------------------------------------------------------------
Price/EBITDA x                 3.9 - 7.9          6.2             5.9
-------------------------------------------------------------------------
Price/EBIT x                   4.3 - 8.9          7.2             6.6
-------------------------------------------------------------------------
Price/Book Value x             0.6 - 2.5          1.6             1.6
-------------------------------------------------------------------------
Enterprise Value/EBITDA x      4.1 - 5.4          4.6             4.8
-------------------------------------------------------------------------

*   The overall range based on the comparables
** The sum of the comparables comprised in the range, divided by 5 *** The mid point between the low and high values in the range


COMPARABLE FORECAST RATIO RANGES, AVERAGES AND MEDIANS

We have analysed the Thailand Set Index and Asian Markets as a whole on the basis of current average PE multiples for comparable companies, and the prospective average PE range for 2001 for comparable companies. We have derived a percentage movement in the PE multiples, and have adjusted the PE multiples accordingly. We have also applied the same percentage movement to EBITDA & EBIT multiples because of the lack of available market information. However, we have been able to derive the percentage movement for P/BV and EV/EBITDA multiples.


--------------------------------------------------------------------------
          RATIO                    RANGE*         MEAN**       MEDIAN***
--------------------------------------------------------------------------
Price/Net Income x               5.1 - 12.3        8.4            8.7
--------------------------------------------------------------------------
Price/EBITDA x                    3.3 - 6.6        5.2            5.0
--------------------------------------------------------------------------
Price/EBIT x                      3.6 - 7.4        6.0            5.6
--------------------------------------------------------------------------
Price/Book Value x                0.6 - 2.6        1.7            1.6
--------------------------------------------------------------------------
Enterprise Value/EBITDA x         3.6 - 4.6        3.9            4.1
--------------------------------------------------------------------------

*   The overall range based on the comparables
** The sum of the comparables comprised in the range, divided by 5 *** The mid point between the low and high values in the range

EQUITY VALUATION FOR KING POWER INTERNATIONAL GROUP CO., LTD. - BASED ON HISTORICAL FINANCIALS


US$ MILLION
-------------------------------------------------
        LINE ITEM               FY2000 RESULTS
-------------------------------------------------
Net Income                               6.49
-------------------------------------------------
EBIT                                    10.65
-------------------------------------------------
EBITDA                                  12.10
-------------------------------------------------
Book Value                              15.60
-------------------------------------------------
Monetary Debt                           13.63
-------------------------------------------------
Cash & Cash Equivalents                  2.63
-------------------------------------------------

US$ MILLION
-------------------------------------------------------------------------------------------------------------------------
      VALUATION METHODOLOGY         BASED ON COMPARABLE RANGE   BASED ON COMPARABLE MEAN    BASED ON COMPARABLE MEDIAN
-------------------------------------------------------------------------------------------------------------------------
Price/Net Income x                         39.6 - 95.4                   65.4                         67.5
-------------------------------------------------------------------------------------------------------------------------
Price/EBITDA x                             47.2 - 95.6                   74.5                         71.4
-------------------------------------------------------------------------------------------------------------------------
Price/EBIT x                               45.8 - 94.8                   76.7                         70.3
-------------------------------------------------------------------------------------------------------------------------
Price/Book Value x                          9.4 - 39.0                   25.0                         25.0
-------------------------------------------------------------------------------------------------------------------------
Enterprise Value/EBITDA x (Note 1)         38.6 - 54.3                   44.7                         47.1
-------------------------------------------------------------------------------------------------------------------------

Note 1: Using the EBITDA figure and the comparable multiple we calculate the enterprise value. We then deduct the monetary debt and add back the cash and cash equivalents to reach the equity value.

EQUITY VALUATION FOR KING POWER INTERNATIONAL GROUP CO., LTD. - BASED ON FORECAST FINANCIALS


US$ MILLION
------------------------------------------------------
           LINE ITEM              FY2001 FORECASTS
------------------------------------------------------
Net Income                                 9.16
------------------------------------------------------
EBIT                                      14.48
------------------------------------------------------
EBITDA                                    15.90
------------------------------------------------------
Book Value                                26.51
------------------------------------------------------
Monetary Debt                              9.40
------------------------------------------------------
Cash & Cash Equivalents                   12.30
------------------------------------------------------


US$ MILLION
--------------------------------------------------------------------------------------------------------------------------
      VALUATION METHODOLOGY         BASED ON COMPARABLE RANGE   BASED ON COMPARABLE MEAN    BASED ON COMPARABLE MEDIAN
--------------------------------------------------------------------------------------------------------------------------
Price/Net Income x                        46.7 - 112.7                   77.3                         79.7
--------------------------------------------------------------------------------------------------------------------------
Price/EBITDA x                            52.5 - 104.9                   82.0                         79.5
--------------------------------------------------------------------------------------------------------------------------
Price/EBIT x                              52.1 - 107.2                   87.3                         81.1
--------------------------------------------------------------------------------------------------------------------------
Price/Book Value x                         15.9 - 68.9                   44.4                         42.4
--------------------------------------------------------------------------------------------------------------------------
Enterprise Value/EBITDA x (Note 1)         58.6 - 76.0                   64.7                         68.1
--------------------------------------------------------------------------------------------------------------------------

Note 1: Using the EBITDA figure and the comparable multiple we calculate the enterprise value. We then deduct the monetary debt and add back the cash and cash equivalents to reach the equity value.

CONCLUSION

We place a greater reliance at this stage on the historical numbers and ratios than those calculated based on the forecast numbers and ratios for the following reasons:

o the projections used in this valuation analysis have been prepared by management of KPG, and we have not been able to test these reports for the underlying assumptions for which they have been prepared; &
o the choice of multiples used in this analysis for forecast projections are arbitrary and rudimentary in their nature. They have been used in this analysis after adopting very broad assumptions.

Furthermore, given the nature of business and the size of its balance sheet, we do not feel that using a price to book multiple is an appropriate valuation methodology.

As a consequence, based on this preliminary valuation analysis, we believe that the equity valuation of King Power International Group Co., Ltd. will be:


o 95% likely to fall within the broad range between US$40 million and US$110 million;
o 60% likely to fall within the medium range between US$45 million and US$85 million; and
o 25% likely to be in the narrow range between US$55 million and US$75 million.